UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 9, 2010
Comarco, Inc.
(Exact name of registrant as specified in its charter)
000-05449
(Commission File Number)

California	95-2088894
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

25541 Commercentre Drive, Lake Forest, California	92630-8870
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (949) 599-7400
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On February 9, 2010, Comarco, Inc., a California corporation (“Comarco”), and Comarco Wireless Technologies, Inc., a Delaware corporation and the wholly owned subsidiary of Comarco (collectively, “Borrower”), entered into a First Amendment (the “Amendment”) to Loan and Security Agreement (as amended, the “Loan Agreement”) by and among the Borrower and Silicon Valley Bank (“SVB”).
     The Amendment, among other things, extends the maturity date for the credit facility to February 10, 2011. The Amendment also increases the availability of borrowings under the Loan Agreement so that Borrower may borrow up to (a) the lesser of (i) $10,000,000 or (ii) 80% of Borrower’s eligible accounts receivable minus (b) the amount of any principal balance of any advances made by SVB under the line of credit. Prior to the Amendment, the maximum dollar amount that could be outstanding under the Loan Agreement was $5,000,000.
     Amounts borrowed under the Loan Agreement bear interest at a floating per annum rate equal to 1.5% above the Prime Rate or, for any period in which Borrower has failed to maintain a certain Quick Ratio threshold and for a period of three months following the cure thereof, 2.5% above the Prime Rate; provided that the interest rate in effect on any day shall not be less than 5.5% per annum. For any period in which Borrower has failed to maintain the Quick Ratio threshold, Borrower shall be subject to a monthly collateral monitoring fee of $1,000. The Amendment revises the Quick Ratio threshold from less than “2.5 to 1.0” to less than “2.0 to 1.0” and amends certain definitions in the Loan Agreement.
     In connection with the Amendment, Borrower paid SVB a $50,000 amendment fee.
     As of February 9, 2010, total outstanding borrowings under the Loan Agreement were approximately $1 million and the Borrowers’ obligations under the Loan Agreement continue to remain secured by a first priority perfected security interest in Borrower’s assets. Other than as revised by the Amendment, the affirmative and negative covenants and events of default (which may result in the acceleration of payment obligations) as set forth in the Loan Agreement remain in effect.
     The foregoing description of the Amendment and the Loan Agreement in this Report is not complete and is qualified in its entirety by reference to the complete copy of the Loan Agreement previously attached as an exhibit to the Comarco’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 18, 2009 and to the complete copy of the Amendment which is filed as Exhibit 10.1 to this Current Report on Form 8-K. The filed copies of the Loan Agreement and the Amendment are incorporated herein by reference.
Item 2.02 Results of Operations and Financial Condition.
     On February 16, 2010 Comarco issued a press release announcing, among other things, a range of its expected revenue for the fourth quarter of the 2010 fiscal year and a range of its expected revenue for the fiscal year ended January 31, 2010. The press release is incorporated herein to this Current Report on Form 8-K by reference and a copy of the press release is attached hereto as Exhibit 99.1.
     Note: The information contained in this Item 2.02 and the press release attached hereto as Exhibit 99.1 shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, and shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement.
     The information in Item 1.01 above is incorporated by reference into this Item 2.03.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
10.1	First Amendment to Loan and Security Agreement, dated February 9, 2010, by and among Comarco, Inc., Comarco Wireless Technologies, Inc. and Silicon Valley Bank.

99.1	Press release of Comarco, Inc. dated February 16, 2010.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMARCO, INC. (Registrant)
Date: February 16, 2010	By:	/s/ Winston Hickman
Winston Hickman
Vice President and Chief Financial Officer

EXHIBIT INDEX
10.1	First Amendment to the Loan and Security Agreement, dated February 9, 2010, by and among Comarco, Inc., Comarco Wireless Technologies, Inc. and Silicon Valley Bank.

99.1	Press release of Comarco, Inc. dated February 16, 2010.